Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275229

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 7, 2023)

Portage Biotech Inc.

9,631,580 Ordinary Shares underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 7, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-275229), with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on January 4, 2024 (the “January 4, 2024 Form 6-K”). Accordingly, we have attached the January 4, 2024 Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PRTG”. On January 3, 2024, the closing sale price of our Ordinary Shares as reported on Nasdaq was $1.41.

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Investing in the securities offered in the Prospectus involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 9 of the Prospectus, and in the other documents that are incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state or non-U.S. regulatory body has approved or disapproved of the securities offered in the Prospectus or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is January 4, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2024

Commission File Number: 001-40086

Portage Biotech Inc.
(Translation of registrant's name into English)

British Virgin Islands
(Jurisdiction of incorporation or organization)

Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands, VG1110.
(Address of principal executive office)

c/o Portage Development Services Inc., Ian Walters, 203.221.7378
61 Wilton Road, Westport, Connecticut 06880
(Name, telephone, e-mail and/or facsimile number and Address of Company Contact Person)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F [ X ]      Form 40-F [   ]

INCORPORATION BY REFERENCE

This report on Form 6-K (including the exhibit attached hereto) shall be deemed to be incorporated by reference into the registration statement on Form F-3 (File No. 333-253468) and Form S-8 (File No. 333-275842) of Portage Biotech Inc. (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

Exhibits

The following Exhibit is filed with this report:

Exhibit	Description

99.1	Press Release dated January 4, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Portage Biotech Inc.
(Registrant)

Date: January 4, 2024	/s/ Allan Shaw
Allan Shaw
Chief Financial Officer

EXHIBIT 99.1

Portage Biotech Reports Business and Strategic Update

• Prioritize the adenosine clinical candidates
• iNKT clinical development paused to focus resources
• Company will evaluate range of strategic options

WESTPORT, Conn., Jan. 04, 2024 (GLOBE NEWSWIRE) -- Portage Biotech Inc. (NASDAQ: PRTG), a clinical-stage immuno-oncology company advancing novel multi-targeted therapies for use as monotherapy and in combination, today announced the outcome from the company’s comprehensive review of its pipeline in the context of the current capital raising market conditions.

The ADPORT-201 adaptive Phase 1a/1b clinical trial of PORT-6 (adenosine 2A inhibitor) and PORT-7 (adenosine 2B inhibitor) has been progressing well with strong interest from our eight academic centers in the US. The phase 1a dose escalation portion of the trial is enrolling quickly and there have been no safety signals of concern at the doses evaluated to date. The company looks forward to presenting data from this portion of the trial at a conference later this year. We are also excited about future development with these candidates including combining our potential best-in-class adenosine 2A and adenosine 2B inhibitors at the optimum biologic doses in a biomarker enriched population and collaborating with Merck to study combinations with KEYTRUDA® (pembrolizumab), Merck’s anti-PD-1 therapy.

After a review of Portage’s funding requirements, the Board of Directors has made the difficult decision to pause further drug development in the PORT-2 iNKT program. “This was a difficult decision considering the promising phase 1 safety and translational data from the non-small cell lung and melanoma trial," said Dr Ian B. Walters, chairman and CEO, “As a result, the company will evaluate a range of potential strategic options which may include among other things, finding a partner for our iNKT program or other corporate transactions.”   Portage does not intend to disclose developments with respect to this evaluation unless and until it determines that further disclosure is appropriate or necessary.

In connection with these developments and to extend its cash runway, Portage is implementing a cost-savings plan that includes a reduction in internal and contracted workforce, with remaining employees focusing primarily on pursuing the adenosine clinical programs.

“I want to express my sincere gratitude to our investigators and collaborators for their drug development efforts on our iNKT program, as well as the patients who participated in the trials. There is still much to learn about how to develop therapeutics for this target,” remarked Dr. Walters.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

About Portage Biotech Inc.

Portage is a clinical-stage immuno-oncology company advancing multi-targeted therapies to extend survival and significantly improve the lives of patients with cancer. Portage’s lead program, potentially best-in-class adenosine antagonists are being advanced using innovative trial designs and translational data to identify the patient populations most likely to benefit from treatment. The Company’s unique business model leverages a strong network of academic experts and large pharma partners to rapidly and efficiently advance multiple products. For more information, please visit www.portagebiotech.com, follow us on Twitter at @PortageBiotech or find us on LinkedIn at Portage Biotech Inc.

Forward-Looking Statements

All statements in this news release, other than statements of historical facts, including without limitation, statements regarding about the Company’s information that are forward-looking in nature and, business strategy, plans and objectives of management for future operations and those statements preceded by, followed by or that otherwise include the words "believe," "expect," "anticipate," "intend," "estimate," “will,” “may,” “plan,” “potential,” “continue,” or similar expressions or variations on such expressions are forward-looking statements. For example, statements regarding the Company’s plans to prioritize its adenosine program, release of additional data in 2024 and its strategic option review; are forward-looking statements. As a result, forward-looking statements are subject to certain risks and uncertainties, including, but are not limited to: the Company's ability to obtain financing in the future to cover its operational costs and progress its plans for clinical development, its estimates regarding its capital requirements, and its ability to continue as a going concern; the Company's clinical development of its product candidates, including the results of current and future clinical trials; the benefits and risks of the Company's product candidates as compared to others; the Company's maintenance and establishment of intellectual property rights in its product candidates; the Company’s estimates of future revenues and profitability; the Company's estimates of the size of the potential markets for its product candidates; its selection and licensing of product candidates; and other factors set forth in “Item 3 - Key Information-Risk Factors” in the Company’s Annual Report on Form 20-F for the year ended March 31, 2023. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, undue reliance should not be placed on them as actual results may differ materially from these forward-looking statements. The forward-looking statements contained in this news release are made as of the date hereof, and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, except as required by law.

FOR MORE INFORMATION, PLEASE CONTACT:

Investor Relations:
ir@portagebiotech.com

Media Relations:
media@portagebiotech.com